Exhibit 99.1

COMPROMISE AND STANDSTILL AGREEMENT

This Compromise and Standstill Agreement (this “Agreement”) is made and entered into effective as of the 25th day of April 2011 by and among Hambrecht & Quist Capital Management LLC (“Hambrecht & Quist”), on the one hand, and Arthur D. Lipson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Robert Ferguson, Scott Franzblau, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C. and Benchmark Plus Management, L.L.C., on the other hand.  Mr. Lipson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Mr. Ferguson, Mr. Franzblau, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C., and Benchmark Plus Management, L.L.C., and each of their officers, directors and present or future affiliates (as defined in the Securities Exchange Act of 1934, as amended, “Affiliates”) (collectively, referred to herein as “Western”).

WHEREAS, Hambrecht & Quist is an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended, and is the investment manager to H&Q Healthcare Investors (“HQH”) and H&Q Life Sciences Investors (“HQL”), each a closed-end management investment company (each, a “Fund” and collectively, the “Funds”) registered with the SEC, the shares of beneficial interest of which (the “Shares”) are publicly traded;

WHEREAS, Western is the beneficial owner of 1,939 Shares of HQH and 1,837,247 Shares of HQL as of the date of this Agreement;

WHEREAS, on or about December 22, 2010, Western Investment LLC and Western Investment Hedged Partners L.P. submitted to the Secretary of HQL and HQH, respectively, a proposal (collectively, the “Shareholder Proposals”) to declassify the Board of Trustees of each Fund for consideration at the annual meeting of each Fund’s shareholders to be held in 2011 (each such meeting, including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements reschedulings or continuations thereof, an “Annual Meeting”);

WHEREAS, on or about March 1, 2011, Western Investment LLC delivered to the Secretary of HQL a letter demanding that HQL make available to Western for inspection certain books, records and documents of HQL (the “Demand Letter”);

WHEREAS, on or about March 10, 2011, Western Investment LLC communicated to the Secretary of HQL Western’s intent to nominate individuals for election as Class A trustees of HQL at HQL’s Annual Meeting (the “Nomination Notice”);

WHEREAS, the Board of Trustees of HQL (the “HQL Board”) has called a special meeting of HQL’s shareholders to be held on May 2, 2011 (such meeting, including any adjournments, postponements, reschedulings or continuations thereof, the “HQL Special Meeting”) to approve an amendment to HQL’s Declaration of Trust, as amended, to remove certain limitations on the HQL Board’s authority to cause HQL to repurchase its outstanding Shares, as described in HQL’s Notice of Special Meeting Shareholders and Proxy Statement dated March 30, 2011 (the “Amendment”);

WHEREAS, the HQL Board has approved a tender offer for up to 35% of HQL’s Shares at a price equal to 98% of HQL’s net asset value per Share (“NAV”) as determined on the day such tender offer expires, with such tender offer to not include any provision to accept odd lots in their entirety, and such tender offer to commence as set forth herein (the “Tender Offer”), subject to approval of the Amendment by HQL’s shareholders;

WHEREAS, Western agrees to take, and refrain from taking, certain actions described herein, subject to the approval of the Amendment and the consummation of the Tender Offer in accordance with Section 7 below (the “Conditions”);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

1.           In connection with each Annual Meeting and the HQL Special Meeting, Western shall cause all of its Shares of each Fund to be voted on each matter (including the shareholder proposal that HQL expects to include in its proxy materials for its Annual Meeting as of the date hereof) in accordance with the recommendations of the Board of Trustees of each Fund (each, a “Board” and collectively, the “Boards”), as set forth in each Fund’s definitive proxy statement relating to its Annual Meeting and in HQL’s proxy statement for the HQL Special Meeting, and will not, directly or indirectly, solicit, recommend, advise or urge, formally or informally, anyone to vote otherwise.  Prior to the commencement of each Annual Meeting and the HQL Special Meeting, upon the request of Hambrecht & Quist, Western will notify each Fund and the Chief Executive Officer of Hambrecht & Quist, in accordance with the notice provisions below, of the total number of Shares for which its members, or a record holder acting at the instruction of one or more of Western’s members, have submitted proxy cards.  In the event that the shareholders fail to approve any matter recommended by Board, upon the request of Hambrecht & Quist, Western will notify each Fund and the Chief Executive Officer of Hambrecht & Quist as to the number of Shares voted with respect to such matter and the name of the holder(s) as shown on the relevant proxy card(s).  If Shares are held in street name, the notification shall so specify, indicating the name of the record holder and providing a copy of all voting instructions issued to such record holder.  Notwithstanding the foregoing, Western shall have no obligation under this Section 1 with respect to voting or any other action in connection with each Annual Meeting prior to the satisfaction of the Conditions.

2.           Upon and subject to satisfaction of the Conditions, Western shall rescind the Nomination Notice and any other communications to the Funds regarding Western’s intent to nominate individuals for election as trustees of HQL or HQH.  Such rescission shall be deemed accomplished without any further action beyond the signing of this Agreement, upon the satisfaction of the Conditions.  Until such time as the Conditions have been satisfied or have failed to have been satisfied, Western hereby covenants and agrees not to file with the SEC and not deliver or mail to HQL’s shareholders any proxy materials relating to the nomination of candidates for election of Class A trustees of HQL at HQL’s Annual Meeting.

3.           Upon and subject to satisfaction of the Conditions, Western shall withdraw the Shareholder Proposals and the Demand Letter, and such withdrawals shall be deemed accomplished without any further action beyond the signing of this Agreement, upon the satisfaction of the Conditions.  Until such time as the Conditions are either satisfied or have failed to have been satisfied, Western hereby covenants and agrees (i) not to file with the SEC and not to deliver or mail to HQL’s shareholders any proxy materials relating to the Shareholder Proposals and (ii) not to take any action pursuant to the terms of the Demand Letter, including the inspection of any books, records and documents of HQL.

4.           For a period of five years from the date of the later of the Annual Meetings and subject to satisfaction of the Conditions (the “Restricted Period”), Western shall not, either directly or indirectly, explicitly or implicitly:  (i) with respect to any registered investment company, including the Funds, managed or sponsored by Hambrecht & Quist, its affiliates, successors or assigns, whether such funds now exist or are organized hereafter (collectively, the “HQ Funds”) and each an “HQ Fund”) submit or solicit proxies in support of, or encourage, recommend, advise or urge others to submit or solicit proxies in support of, (a) any shareholder proposal for the vote or consent (collectively, “vote”) of shareholders (whether or not pursuant to SEC Rule 14a-8 or otherwise), including any proposal to replace the investment manager or sub-adviser of any HQ Fund, or (b) any nominations with respect to directors/trustees of any HQ Fund, (ii) indicate support or approval for any shareholder proposals or nominations relating to any HQ Fund (except by voting pursuant to clause (iii) of this sentence); (iii) cause or permit its or their shares of any HQ Fund to be voted on any matter in any way other than in accordance with the recommendations of that HQ Fund’s Board; or (iv) solicit or encourage others to vote against any matter recommended by a HQ Fund’s Board.  During the Restricted Period, Western shall not, either directly or indirectly, purchase or otherwise acquire, or obtain voting rights for, any securities issued by any HQ Fund, except: (i) through reinvestment of distributions or an exchange or merger offer made to all shareholders; or (ii) in connection with the sale, transfer or other reallotment from one Western entity to another or to an Affiliate, so long as the aggregate number of shares held by Western or any Affiliate does not increase.  During the Restricted Period, Western shall not, either directly or indirectly, cause or encourage any party unrelated to Western to acquire in excess of 1% of the outstanding shares of any HQ Fund.

5.           During the Restricted Period, each party hereto shall (and Hambrecht & Quist shall use its reasonable best efforts to cause each Fund to) refrain from directly or indirectly disparaging, impugning or taking of any action reasonably likely to damage the reputation of the other party, any HQ Fund or the Board of any HQ Fund.  The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

6.           Hambrecht & Quist represents that immediately following the execution of this Agreement HQL will issue a press release regarding the Tender Offer in a form substantially similar to the form attached hereto as Exhibit A.

7.           Provide that the Amendment is approved by HQL’s shareholders and the HQL Board does not rescind its approval of the Tender Offer, Hambrecht & Quist shall use its reasonable best efforts to cause HQL to commence the Tender Offer within five business days following the approval of the Amendment; provided, however, that in no event shall the Tender Offer commence after May 16, 2011.  The Tender Offer shall expire on or before June 14, 2011, provided that the Tender Offer may be extended if required by law.

8.           Hambrecht & Quist hereby covenants and agrees to use its reasonable best efforts to solicit proxies in support of the approval of the Amendment and to cause HQL to do the same.

9.           Hambrecht & Quist represents that the HQL Board has approved the Tender Offer.

10.         Hambrecht & Quist shall use its reasonable best efforts to cause HQL to set the record date for its Annual Meeting for any date on or after Friday, June 3, 2011.  In addition, Hambrecht & Quist shall use its reasonable best efforts to cause HQL to hold its Annual Meeting no sooner than four calendar weeks after the expiration of the Tender Offer (or if the HQL Board has rescinded its approval of the Tender Offer, no sooner than four calendar weeks after Western receives notice of such action).

11.         Hambrecht & Quist acknowledges and agrees that this Agreement will be filed as an exhibit to Western’s Amended Schedule 13D for HQL.

12.         Any notices hereunder shall be delivered by email or facsimile, with a copy by ordinary mail, directed as follows:

  To the Funds and Hambrecht & Quist, by delivery to:

  Daniel R. Omstead, Ph.D.
  Chief Executive Officer
  Hambrecht & Quist Management LLC
  2 Liberty Square, 9th Floor
  Boston, MA 02109
  domstead@hqcm.com
  Facsimile: (617) 772-8577

  With a copy to:

  Joseph R. Fleming, Esq.
  Dechert LLP
  200 Clarendon Street
  27th Floor
  Boston, MA 02116
  joseph.fleming@dechert.com
  Facsimile:  (617) 655-7161

  To Western, by delivery to:
  Arthur D. Lipson
  7050 S. Union Park Center, Suite 590
  Midvale, Utah 84047
  adlipson@wifunds.com
  Facsimile: (801) 568-1417

  With a copy to:

  Olshan Grundman Frome Rosenzweig & Wolosky LLP
  Park Avenue Tower
  65 East 55th Street
  New York, New York 10022
  Attention: Adam W. Finerman, Esq.
  afinerman@olshanlaw.com
  Facsimile: (212) 451-2222

13.           In the event that Hambrecht & Quist or a Fund breaches any material provision of this Agreement or fails to satisfy the Conditions, then Sections 1, 2, 3, 4, 5 and 10 shall terminate and be of no further force and effect.  For the avoidance of doubt, if the HQL Board rescinds its approval of the Tender Offer, or if the Tender Offer is not completed as contemplated herein, the Conditions shall be deemed to have failed to have been satisfied.

14.           This Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns and shall be for the benefit of each HQ Fund and its successors and assigns.

15.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.           This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  The parties agree that the state and federal courts of the Commonwealth of Massachusetts shall be the proper forums for any legal controversy arising in connection with this Agreement, and the parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of such courts for such purposes.

17.           Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

18.           This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and may be modified or amended only by a writing signed by an authorized representative of the parties hereto.  No representations, warranties, or inducements have been made by any party hereto concerning this Agreement other than those contained and memorialized herein.  This Agreement is the product of mutual bargaining between and among the parties and, therefore, will not be construed against one party or another.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

HAMBRECHT & QUIST CAPITAL MANAGEMENT LLC

By:	/s/ Daniel R. Omstead
Name:	Daniel R. Omstead, Ph.D
Title:	Chief Executive Officer

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT HEDGED PARTNERS L.P.

By:	Western Investment LLC
General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

By:	Western Investment LLC
Managing Member

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.

By:	Western Investment LLC
General Partner

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN FUND LTD.

By:	Western Investment LLC
Investment Manager

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

/s/ Arthur D. Lipson
ARTHUR D. LIPSON

BENCHMARK PLUS PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C.
Managing Member

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Managing Member

By:	/s/ Scott Franzblau
	Name:	Scott Franzblau
	Title:	Managing Member
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C.
Managing Member

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Managing Member

By:	/s/ Scott Franzblau
	Name:	Scott Franzblau
	Title:	Managing Member

BENCHMARK PLUS MANAGEMENT, L.L.C.

By:	/s/ Robert Ferguson
	Name:	Robert Ferguson
	Title:	Managing Member

By:	/s/ Scott Franzblau
	Name:	Scott Franzblau
	Title:	Managing Member

/s/ Robert Ferguson
ROBERT FERGUSON

/s/ Scott Franzblau
SCOTT FRANZBLAU

EXHIBIT A

H&Q LIFE SCIENCES INVESTORS
ANNOUNCES TENDER OFFER

Boston, MA, April 25, 2011. – H&Q Life Sciences Investors (NYSE: HQL) (the “Fund”), as a part of its continuing efforts to increase shareholder value, announced today that the Fund’s Board of Trustees has approved a tender offer by the Fund to acquire up to 35% of its outstanding shares at a price equal to 98% of the Fund’s net asset value per share as of the close of regular trading on the New York Stock Exchange on the business day immediately following the day the offer expires (the “Tender Offer”).  The Tender Offer is subject to approval by the Fund’s shareholders of an amendment to the Fund’s Declaration of Trust (the “Declaration Amendment”) at the special meeting of the Fund’s shareholders to be held on May 2, 2011 or such later date to which the meeting may be adjourned (the “Special Meeting”), as described in the Fund’s proxy statement for the Special Meeting.  Subject to approval of the Declaration Amendment, the Fund expects to commence the Tender Offer within five business days after the Special Meeting.

This announcement is not a recommendation, an offer to purchase or a solicitation to sell any securities of the Fund.  If made, the Tender Offer will be made only by an Offer Notice, a related Letter of Transmittal and other documents that will be filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO.  Shareholders of the Fund should read the Offer Notice and tender offer statement on Schedule TO and related exhibits when those documents are filed and become available, as they will contain important information about the Tender Offer.

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H&Q Life Sciences Investors is a closed-end fund that invests in public and private companies in the life sciences industry. Hambrecht & Quist Capital Management LLC, based in Boston, serves as Investment Adviser to the Fund. Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

For more information about H&Q Life Sciences Investors, please visit www.hqcm.com.